Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
June 30, 2010		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Restatements Chronicle Accounting Department Collusion

Company Sales and Gross Margins Stronger than Originally Reported

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, today released its restated earnings for the fiscal years ended June 30, 2009 and 2008, and the quarter ended September 30, 2009.  Koss also amended quarterly reports filed with the SEC to include financial statements that were omitted from the Company’s previously filed reports for the quarters ended December 31, 2009 and March 31, 2010.

The restatements follow the Company’s discovery in December 2009 of unauthorized transactions calculated to total $31.5 million made by Sujata Sachdeva, the Company’s former V.P. Finance and Principal Accounting Officer.  The Company subsequently learned that Ms. Sachdeva colluded with two other former employees of the accounting department in circumventing the Company’s existing internal controls and operating procedures and concealed the misappropriations from management, including the directors and officers of the Company.

“The facts are clearly articulated in the restatements,” Michael J. Koss, President and CEO said today.  “Our team has done a tremendous job in preparing these restatements and amended reports, and we look forward to continuing to report on our financial condition going forward now that these misappropriations are behind us. We also understand that with the filing of these amended reports, the Company will be in compliance with the applicable NASDAQ Stock Market listing requirements.”

The Company’s amended reports reflect the effect of the unauthorized transactions on the Company’s financial results.  “The unauthorized transactions are recorded as a separate operating expense line item on our income statements,” Michael Koss explained.  “These transactions are essentially treated as a theft loss.”

“Given that certain unauthorized transactions were concealed in the Company’s sales and cost of sales accounts, our sales were higher and our cost of sales was lower than previously reported in both 2009 and 2008,” Michael Koss explained.  “This correction has revealed an increase in gross margins for our Company.  From this perspective, the Company’s performance was actually stronger than originally reported.”

Restated net sales amounted to $41,717,114 for the fiscal year ended June 30, 2009, which was $3,532,964 higher than previously reported.  Restated net sales amounted to $49,084,321 in 2008, which was $2,141,028 more than previously reported.  Operating income, excluding the unauthorized transactions, was $8,158,340 for the fiscal year ended June 30, 2009 or 19.6% of net sales, compared to $10,763,225 or 21.9% of net sales in 2008.  The Company’s restated gross profit percentage of net sales for the fiscal year ended June 30, 2009 amounted to 44.5% compared to 34.7% as previously reported for 2009, and the restated gross profit percentage was 42.7% for 2008 compared to 37.9% as previously reported for 2008.

When the unauthorized transactions were included as an operating expense, the Company had a restated operating loss of $340,094 in 2009, compared to the previously reported operating income of $2,613,894 for the year.  For 2008, reflecting the effect of the unauthorized transactions as an operating expense resulted in a restated operating income of $5,663,325 compared to the previously reported operating income of $6,999,438 for 2008.

Koss also released its financial statements for the three months ended March 31, 2010, during which period the Company confirmed there were no further unauthorized transactions, the Company reported net sales of $8,654,630, compared with $8,840,780 for the three months ended March 31, 2009, as restated.  Operating income for the three months ended March 31, 2010 amounted to $597,670, compared to a restated operating loss of $323,962 for the three months ended March 31, 2009.  Operating income, excluding the unauthorized transactions and related costs and recoveries, was $908,217 or 10.5% of net sales in the three months ended March 31, 2010 compared to $1,666,266 or 18.8% of restated net sales in the three months ended March 31, 2009.

Net sales for the nine months ended March 31, 2010 were $32,485,330, compared with $32,285,285 for the nine months ended March 31, 2009, as restated.  The operating loss for the nine months ended March 31, 2010 amounted to $4,566,863, compared to a restated operating income of $1,151,873 for the nine months ended March 31, 2009.  Operating income, excluding the unauthorized transactions and related costs and recoveries, was $6,270,672 or 19.3% of net sales in the nine months ended March 31, 2010 compared to $6,933,974 or 21.5% of restated net sales in the nine months ended March 31, 2009.

“During the third quarter, the Company incurred additional costs and expenses resulting from the investigations and legal matters relating to the misappropriations,” Michael Koss said.  “Our cash flow has remained healthy and the future looks bright.”

Koss Corporation will pay a dividend of $.06 per share on July 15, 2010 to shareholders of record June 30, 2010.

Copies of the amended SEC filings are available though the Company’s website, www.koss.com.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

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